Exhibit 99.3

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Background

As discussed in Item 1, “Business”, we are a diversified global provider of a broad range of industrial products and systems organized under four operating segments.

The Industrial segment is primarily involved in the design, manufacture and distribution of branded hydraulic and mechanical tools to the maintenance, industrial, infrastructure, and production automation markets. The Energy segment provides joint integrity products and services to the global oil and gas, power generation and energy markets. The Electrical segment is primarily involved in the design, manufacture and distribution of a broad range of electrical products to the retail DIY, wholesale, OEM, utility and marine markets. The Engineered Solutions segment provides highly engineered position and motion control systems to OEMs in various vehicle markets, as well as, a variety of other industrial products. The Company has not aggregated individual operating segments within these reportable segments. The Company evaluates segment performance based primarily on net sales and operating profit.

Our long-term goal is to grow annual diluted earnings per share (“EPS”), excluding unusual or non-recurring items, faster than most multi-industry peers. We intend to leverage our leading market positions to generate annual internal sales growth that exceeds the annual growth rates of the gross domestic product in the geographic regions in which we operate. In addition to internal sales growth, we are focused on acquiring complementary businesses. Following an acquisition, we seek to drive cost reductions, develop additional cross-selling opportunities and deepen customer relationships. We also focus on profit margin expansion and cash flow generation to achieve our EPS growth goal. Our LEAD (“Lean Enterprise Across Disciplines”) process utilizes various continuous improvement techniques to drive out costs and improve efficiencies across all locations and functions worldwide, thereby expanding profit margins. Strong cash flow generation is achieved by maximizing returns on assets and minimizing primary working capital needs. The cash flow that results from efficient asset management and improved profitability is used to reduce debt and fund additional acquisitions and internal growth opportunities. Our application of this strategy has generated profitable growth over the past eight years.

Results of Operations

Historical Financial Data

	Year Ended August 31,
	2008	2007	2006
	(in millions)
Statements of Earnings Data:
Net sales	$1,663.9	$1,458.7	$1,201.2
Cost of products sold	1,089.9	974.6	796.7

Gross profit	574.0	484.1	404.5
Gross profit margin	34.5%	33.2%	33.7%
Selling, administration, and engineering (“SAE”) expenses	337.4	282.3	237.9
SAE as a percentage of net sales	20.3%	19.4%	19.8%
Restructuring charge	10.5	5.4	4.9
Amortization of intangible assets	14.8	10.9	7.7
Amortization as a percentage of net sales	0.9%	0.7%	0.6%

Operating profit	211.3	185.5	154.0
Operating profit margin	12.7%	12.7%	12.8%
Financing costs, net	36.4	33.0	26.1
Other (income) expense, net	(3.0)	0.8	2.1

Earnings before income tax expense and minority interest	$177.9	$151.7	$125.8
Earnings margin	10.7%	10.4%	10.5%

Other Financial Data:
Depreciation	$29.9	$25.1	$20.1
Capital expenditures	44.4	31.5	19.7

The comparability of the operating results for the fiscal years ended August 31, 2008, 2007, and 2006 has been significantly impacted by acquisitions. The results of operations for acquired businesses are included in our results of operations only since their respective acquisition dates. See Note 2, “Acquisitions” in Notes to Consolidated Financial Statements for further discussion. In addition to the impact of acquisitions on operating results, currency translation rates can influence our reported results given that approximately 51% of our sales are denominated in currencies other than the US dollar. The weakening of the US dollar over the past two fiscal years has favorably impacted results of operations due to the translation of non-US dollar denominated subsidiary results.

Consolidated net sales increased by approximately $205 million, or 14%, from $1,459 million in fiscal 2007 to $1,664 million in fiscal 2008. Excluding the $115 million of sales from acquired businesses and the $77 million favorable impact of foreign currency exchange rate changes on translated results, fiscal 2008 consolidated core sales increased approximately 1%. Consolidated net sales increased by approximately $258 million, or 21%, from $1,201 million in fiscal 2006 to $1,459 million in fiscal 2007. Excluding the $139 million of sales from acquired businesses and the $41 million favorable impact of foreign currency exchange rate changes on translated results, fiscal 2007 consolidated core sales increased approximately 6%. Changes in net sales at the segment level are discussed in further detail below.

Consolidated operating profit for fiscal year 2008 was $211 million, compared with $186 million and $154 million for fiscal year 2007 and 2006, respectively. The comparability between periods is impacted by acquisitions and pre-tax restructuring charges of $10 million, $5 million and $5 million recognized in fiscal 2008, 2007 and 2006, respectively (see Note 3, “Restructuring” in Notes to Consolidated Financial Statements for further discussion). The changes in consolidated operating profit at the segment level are discussed in further detail below.

Segment Results

Net Sales (in millions)

	Year Ended August 31,
	2008	2007	2006
Industrial	$375	$279	$228
Energy	212	160	110
Electrical	530	528	450
Engineered Solutions	547	492	413

	$1,664	$1,459	$1,201

Fiscal 2008 compared to Fiscal 2007

Industrial Segment

Industrial segment net sales in fiscal 2008 increased approximately $96 million, or 34%, to $375 million from $279 million in fiscal 2007. Excluding sales from the three acquisitions completed since the beginning of fiscal 2007 and the $17 million favorable impact of foreign currency rate changes, core sales grew 12% in 2008. The sales increase reflects a continuation of strong global demand for high force hydraulic and mechanical tools provided across all markets served, along with modest price increases.

Energy Segment

Energy segment net sales for 2008 increased approximately $52 million, or 32%, to $212 million from $160 million in fiscal 2007, reflecting core sales growth and sales from the two acquisitions completed since the beginning of fiscal 2007. Excluding acquisitions and the $5 million favorable impact of foreign currency rate changes, core sales increased 18%, reflecting the continued increase in demand for our joint integrity products, rental assets and manpower services across the global energy market.

Electrical Segment

Electrical segment net sales in fiscal 2008 increased approximately $2 million, to $530 million from $528 million in fiscal 2007. Excluding sales from the BH Electronics, Inc. acquisition and the $24 million favorable impact of foreign currency rate changes, core sales declined 9% in 2008. The decline is the result of lower demand in the retail Do-It-Yourself (“DIY”), transformer and marine markets. Approximately 65% of the Electrical segment sales are generated in North America, where economic conditions have deteriorated since August 31, 2007, partially reflecting a sharp decline in consumer confidence. Year-over-year comparisons were also negatively affected by the loss of business with a major North American DIY customer, a slowdown in the OEM boat building market and our strategic decision to exit low margin products in our European Electrical business as part of a restructuring program.

Engineered Solutions

Engineered Solutions segment net sales in fiscal 2008 increased approximately $55 million, or 11%, to $547 million from $492 million in fiscal 2007. Excluding the $32 million favorable impact of foreign currency rate changes and sales from the Maxima Technologies acquisition, core sales were flat. This was the net impact of lower vehicle market sales volume, offset by strong demand in the aerospace, container hardware and truck markets. Vehicle market sales volume declined as a result of lower sales to RV OEM’s, due to weak consumer demand, which was partially offset by strong truck demand in Europe.

Fiscal 2007 compared to Fiscal 2006

Industrial Segment

Industrial segment net sales in fiscal 2007 increased approximately $51 million, or 23%, to $279 million from $228 million in fiscal 2006. Excluding sales from the three acquisitions completed since the beginning of fiscal 2006 and the $7 million favorable impact of foreign currency rate changes, core sales grew 11%. The core sales increase reflects price increases and strong demand in the industrial, maintenance and production automation markets.

Energy Segment

Energy segment net sales for 2007 increased by $50 million, or 45%, to $160 million from $110 million in fiscal 2006. Excluding sales from the two acquisitions completed since the beginning of fiscal 2006 and the $7 million favorable impact of foreign currency rate changes, core sales grew 14%. The core sales increase reflects price increases and strong demand in the oil and gas, power generation and global energy markets.

Electrical Segment

Electrical segment net sales in fiscal 2007 increased approximately $78 million, or 17%, to $528 million from $450 million in fiscal 2006. Excluding sales from the three acquisitions completed since the beginning of fiscal 2006 and the $13 million favorable impact of foreign currency rate changes, core sales grew 3%. This increase was due to strong original equipment manufacturer demand in the professional electrical product line and the net effect of price increases to offset rising copper prices. Partially offsetting these factors were slow downs in the North American residential construction market (impacting the Electrical Tools & Supplies product line) and OEM boat building markets (impacting the Harsh Environment product line).

Engineered Solutions

Net sales in the Engineered Solutions segment increased approximately $79 million, or 19%, in fiscal 2007 to $492 million. Excluding the $14 million favorable impact of foreign currency rate changes and sales from the Maxima acquisition, core sales grew 5% as a result of higher shipments of actuation systems to the vehicle markets. In particular, excluding the impact of foreign currency rate changes, vehicle systems product line sales increased due to additional convertible top platform launches and a robust European truck market.

Operating Profit (in millions)

	Year Ended August 31,
	2008	2007	2006
Industrial	$114	$86	$66
Energy	48	35	20
Electrical	26	38	39
Engineered Solutions	54	47	45
General Corporate	(31)	(21)	(16)

	$211	$185	$154

Fiscal 2008 compared to Fiscal 2007

Industrial Segment

Industrial segment operating profit in fiscal 2008 increased approximately $28 million, or 32%, to $114 million from $86 million in fiscal 2007. Excluding the favorable impact of foreign currency rate changes, operating profit rose by 25%. Operating profit grew as a result of increased sales volumes from existing businesses, higher production levels resulting in increased absorption of fixed costs, customer price increases, acquisitions, operating efficiencies resulting from continuous improvement initiatives and the favorable impact of foreign exchange rates. Partially offsetting these improvements were unfavorable sales and acquisition mix, higher intangible asset amortization and incentive compensation expense, increased cost of certain raw materials and investments in sales and marketing initiatives.

Energy Segment

Energy Segment operating profit in fiscal 2008 increased approximately $13 million, or 37%, to $48 million from $35 million in fiscal 2007. Excluding the favorable impact of foreign currency rate changes, operating profit rose by 32%. Operating profit grew as a result of acquisitions, increased sales volumes in existing businesses, favorable sales mix and operating efficiencies, which were partially offset by higher intangible amortization, incentive compensation and investments in growth initiatives.

Electrical Segment

Electrical segment operating profit was $26 million in fiscal 2008, a $12 million decline from fiscal 2007. Excluding the favorable impact of foreign currency rate changes on translated results, operating profit declined by 14%. The lower profit resulted from lower sales, decreased production levels, increased European Electrical restructuring costs and other downsizing costs and unfavorable sales mix, despite margin improvements in the European Electrical market. While we expect continued short term weakness in the Electrical segment due to weak consumer demand, we are continuing to reduce costs to counter the impact of lower volumes.

The European Electrical restructuring program was completed during the second quarter of fiscal 2008 at a cumulative pre-tax cost of $20.8 million. This program is expected to generate annual pre-tax savings of approximately $7 million (See Note 3 “Restructuring”).

Engineered Solutions

Engineered Solutions operating profit increased by $7 million, or 13%, from $47 million in fiscal 2007 to $54 million for fiscal 2008. The operating profit growth was due to higher sales volumes, the Maxima acquisition, customer price increases and increased low cost country sourcing. Partially offsetting these items were facility consolidation costs, material cost increases and higher incentive compensation costs. Excluding the favorable impact of foreign currency rate changes, operating profit increased 5%.

General Corporate

General corporate expenses increased by approximately $10 million, to $31 million in fiscal 2008, the result of business expansion, training expenses, higher incentive compensation expense, tax consulting fees and start-up costs related to our new facility in China.

Fiscal 2007 compared to Fiscal 2006

Industrial Segment

Industrial segment operating profit in fiscal 2007 increased approximately $20 million, or 30%, to $86 million from $66 million in fiscal 2006. Excluding the favorable impact of foreign currency rate changes on translated results, operating profit grew by 27%. The increase was a result of 23% sales growth, higher production levels resulting in increased absorption of fixed costs, operating efficiencies, successful cost reduction actions and customer price increases.

Energy Segment

Energy Segment operating profit in fiscal 2007 increased approximately $15 million, or 73%, to $35 million from $20 million in fiscal 2006. Excluding the favorable impact of foreign currency rate changes, operating profit rose by 71%. Operating profit grew as a result of acquisitions, increased sales volumes in existing businesses, successful cost reduction actions and customer price increases.

Electrical Segment

Electrical segment operating profit was $38 million in fiscal 2007, a $1 million reduction from fiscal 2006. The decline resulted from inefficiencies in the European Electrical business related to restructuring activities, higher product buyback expense in the Do-It-Yourself (DIY) channel, lower absorption due to a reduction in inventories and manufacturing facility downsizing costs.

The European Electrical restructuring program commenced in 2006, resulting in restructuring costs of $5 million in each of fiscal 2007 and 2006.

Engineered Solutions

Engineered Solutions operating profit increased by $2 million, or 6%, from $45 million in fiscal 2006 to $47 million in fiscal 2007. Excluding the favorable impact of foreign currency rate changes on translated results, operating profit increased 3%, due to core sales growth of 5%, material cost reductions resulting from increased low cost country sourcing and improved customer pricing, partially offset by unfavorable product line sales mix (higher auto and RV actuation systems volumes and lower production levels of truck actuation systems) and higher research & development expenses to support future truck growth initiatives.

General Corporate

General corporate expenses increased by approximately $5 million, to $21 million in fiscal 2007, the result of higher staffing levels to support business expansion, additional training program expenses, investments to grow our presence in emerging markets and tax professional fees.

Restructuring

The Company initiated plans to restructure its European Electrical business (Electrical segment) during the fourth quarter of fiscal 2006. These plans were designed to reduce operating costs and improve profitability. During the second quarter of fiscal 2008, we completed these restructuring activities, resulting in pre-tax restructuring charges of $10 million, $5 million and $5 million in fiscal 2008, 2007 and 2006, respectively. See Note 3, “Restructuring” in the Notes to the Consolidated Financial Statements for further discussion.

Financing Costs, Net

Financing costs increased in both fiscal 2008 and 2007 due to higher interest rates on variable rate debt and higher debt levels resulting from the funding of acquisitions.

Income Tax Expense

The Company’s income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the U.S. federal statutory rate, state tax rates in the jurisdictions where we do business, tax minimization planning, and our ability to utilize various tax credits and net operating loss carryforwards. The Company’s effective income tax rate in fiscal 2008 was 31.1%, compared to 30.8% in fiscal 2007 and 26.5% in fiscal 2006. The effective income tax rate was lower in fiscal 2006 than fiscal 2007 primarily as a result of the realization of a $5 million tax benefit in fiscal 2006 for certain state net operating losses that previously had not been benefited.

Liquidity and Capital Resources

The following table summarizes the cash flow attributable to operating, investing and financing activities for the three years ended August 31, 2008 (in millions):

	Year Ended August 31,
	2008	2007	2006
Net cash provided by operating activities	$170	$177	$122
Net cash used in investing activities	(140)	(190)	(147)
Net cash provided by financing activities	5	72	40
Effect of exchange rates on cash	1	2	—

Net increase in cash and cash equivalents	$36	$61	$15

In 2008, the Company continued to generate substantial cash from operating activities and remained in a strong financial position, with resources available for reinvestment in existing businesses and strategic acquisitions. Fiscal 2008 cash provided by operations was $170 million, driven by net earnings of $122 million, which included non-cash expenses (principally depreciation and amortization) of $57 million. The net earnings were somewhat offset by additional working capital requirements of $9 million. These operating cash flows funded the Company’s $44 million of capital expenditures and $110 million of capital deployment in two strategic acquisitions. Cash provided by financing activities was $5 million in fiscal 2008, consisting primarily of proceeds and the related tax benefits from stock option exercises. Borrowings on the revolving credit facility during fiscal 2008 were repaid by August 31, 2008.

In fiscal 2007 cash and cash equivalents increased $61 million as a result of strong free cash flow conversion. Cash flows from operating activities of $177 million and the $72 million of cash provided from financing activities funded the $31 million of capital expenditures and the $163 million of cash the Company used to consummate strategic acquisitions. Operating cash flows benefited from $104 million of net earnings including $51 million of non-cash expenses and a $22 million reduction in working capital. The financing activities in fiscal 2007 primarily included proceeds from term loans and the $250 million Senior Note offering, offset by repayments of term loans.

In fiscal 2006 cash and cash equivalents increased $15 million as a result of strong cash flows from operating activities and $40 million of cash provided from financing activities. We used $20 million of such cash flow for capital expenditures and another $129 million to consummate strategic acquisitions. Operating cash flows benefited from $93 million of net earnings, including $36 million of non-cash expenses and favorable changes in working capital accounts. Net cash provided by financing activities of $40 million in fiscal 2006 consisted primarily of borrowings on revolving credit facilities and short-term borrowings.

At August 31, 2008, we had approximately $250 million of availability under our bank revolving credit line. As discussed in Note 16, “Subsequent Events,” on September 26, 2008 the Company completed the acquisition of the stock of the Cortland Companies, which was partially funded through a combination of available cash and revolving credit facility borrowings. We intend to replace our exiting revolver (which expires in February 2009) and term loans with a larger facility in the first quarter of fiscal 2009, which will provide additional borrowing capacity for future growth. We believe that such availability, combined with our existing cash on hand and funds generated from operations, will be adequate to meet operating, debt service and capital expenditure requirements for the foreseeable future.

Primary Working Capital Management

We use primary working capital (“PWC”) as a percentage of sales as a key indicator of working capital management. We define this metric as the sum of net accounts receivable, outstanding balances on the accounts receivable securitization facility, and net inventory less accounts payable, divided by the past three months sales annualized. The following table shows the components of the metric (amounts in millions):

	August 31, 2008		August 31, 2007
	$	PWC %	$	PWC %
Accounts receivable, net	$226.6		$194.8
Accounts receivable securitization	52.9		56.5

Total accounts receivable	279.5	17.3%	251.3	16.0%
Inventory, net	215.4	13.3%	197.5	12.6%
Accounts payable	(166.9)	-10.3%	(153.2)	-9.8%

Net primary working capital	$328.0	20.3%	$295.6	18.8%

Our net primary working capital percentage increased year-over-year from 18.8% to 20.3%. Our accounts receivable percentage increased from 16.0% to 17.3% due to longer collection cycles in our growing business units. Inventory, as a percentage of the last three months sales annualized, has increased primarily due to higher inventory levels to support the Industrial segment sales growth. Accounts payable levels as a percentage of sales have increased as a result of the increased inventory levels and the benefit of longer negotiated payment terms.

Seasonality and Working Capital

We have met our working capital and capital expenditure requirements through a combination of operating cash flow and availability under our accounts receivable securitization and revolving credit facility. Although there are modest seasonal factors within certain of our businesses, on a consolidated basis, we do not experience material changes in seasonal working capital or capital resource requirements.

Our receivables are derived from a diverse customer base in a number of industries. We have no single customer which generated 5% or greater of fiscal 2008 net sales.

Capital Expenditures

The majority of our manufacturing activities consist of the assembly of components which are sourced from a variety of vendors. We believe that our capital expenditure requirements are not as extensive as many other industrial companies given the assembly nature of our operations. Capital expenditures for the fiscal years ended August 31, 2008, 2007, and 2006 were $44 million, $31 million, and $20 million, respectively. Capital expenditures have historically been funded by operating cash flows and borrowings under revolving credit facilities. Increased capital expenditures in fiscal 2008 primarily related to the construction of our new China manufacturing facility and the implementation of several ERP systems. Capital expenditures for fiscal 2009 are estimated at $40-45 million.

Commitments and Contingencies

The Company leases certain facilities, computers, equipment and vehicles under various operating lease agreements, generally over periods from one to twenty years. Under most arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions that enable the Company to renew the lease based upon fair value rental rates on the date of expiration of the initial lease. See Note 7, “Leases,” in the Notes to Consolidated Financial Statements and the “Contractual Obligations” table below for further information.

The Company is contingently liable for certain lease agreements held by businesses included in its former Electronics segment, which was spun-off to shareholders in fiscal 2000. Some of these businesses were subsequently sold to third parties. If any of these businesses do not fulfill their obligations under the leases, the Company could be liable for such leases. The present value of future minimum lease payments for such leases totals approximately $5.2 million at August 31, 2008. The future undiscounted minimum lease payments for these leases are as follows: $0.4 million in the balance of calendar 2008; $1.1 million in both calendar 2009 and calendar 2010, $1.2 million in each of calendar 2011 and calendar 2012; and an aggregate $3.7 million thereafter.

We had outstanding letters of credit of $6.4 million and $6.5 million at August 31, 2008 and 2007, respectively. The majority of the letters of credit secure self-insured workers compensation liabilities.

Off-Balance Sheet Arrangements

As more fully discussed in Note 4, “Accounts Receivable Securitization” in the Notes to Consolidated Financial Statements, we are a party to an accounts receivable securitization arrangement. Trade receivables sold and being serviced by the Company were $53 million and $57 million at August 31, 2008 and 2007, respectively. If we were to discontinue this securitization program, at August 31, 2008 we would have been required to borrow approximately $53 million to finance the increase in working capital. Total capacity under the program, which matures in September 2009, is $65 million.

Contractual Obligations

The timing of payments due under our contractual commitments is as follows (in millions):

	Payments Due
Contractual Obligations	2009	2010	2011	2012	2013	Thereafter	Total
Long-term debt	$–	$175	$150	$–	$–	$249	$574
Interest on long-term debt	25	22	18	17	17	65	164
Operating leases	23	19	14	10	8	31	105

	$48	$216	$182	$27	$25	$345	$843

The above table excludes the additional payments for acquisition earn-out payments, as the exact amount and timing of payments is not known. The Company made earn-out payments on past acquisitions totaling $5.1 million, $2 million, and $2 million in fiscal 2008, 2007, and 2006, respectively. For further information see Note 2, “Acquisitions.”

The Company has long-term obligations related to its deferred compensation, pension and postretirement plans at August 31, 2008. The Company’s expected future contributions to these plans are provided in Note 8 “Employee Benefit Plans.”

The contractual obligation schedule for long-term debt assumes we will require conversion of the 2% Convertible Notes in 2011. Interest for floating rate debt instruments, as calculated above, assumes August 31, 2008 interest rates remain constant.

The Company’s purchase obligations generally relate to amounts due under contracts with third party service providers. These contracts are primarily for real estate leases, information technology services, including software and hardware support services and leases, and telecommunications services. Those purchase obligations, such as leases, that are not cancelable are included in the table. The Company routinely issues purchase orders to numerous vendors for the purchase of inventory and other supplies. These purchase orders are generally cancelable with reasonable notice to the vendor, and as such, they are excluded from the contractual obligations table.

As discussed in Note 9 “Income Taxes” the Company has unrecognized tax benefits of $30 million at August 31, 2008. The liability for unrecognized tax benefits was not included in the table of contractual obligations above because the timing of the settlements of these uncertain tax positions cannot be reasonably estimated at this time.

Raw Material Costs and Inflation

We source a wide variety of materials and components from a network of global suppliers. While such materials are typically available from numerous suppliers, commodity raw materials, such as steel, plastic resin and copper, are subject to price fluctuations, which could have a negative impact on the Company’s results. The Company strives to offset such cost inflation by price increases to customers and driving operational cost reductions and improvements. We also selectively utilize commodity derivative contracts to hedge against changing raw material prices. The Company did not have any significant derivative contracts in place at August 31, 2008, 2007 or 2006 to hedge its exposure to commodity risk. See our Risk Factors for additional information on the Company’s commodity risks.

No meaningful measures of inflation are available because we have significant operations in countries with diverse rates of inflation and currency rate movements. However, we believe that the overall rate of inflation in recent years has been relatively low and has not had a significant effect on our results of operations, after factoring in price increases and other manufacturing cost reductions.

Critical Accounting Policies

The Company prepares its consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”). This requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates. The following policies are considered by management to be the most critical in understanding the judgments that are involved in the preparation of the Company’s consolidated financial statements and the uncertainties that could impact the Company’s results of operations, financial position and cash flows.

Inventories:    Inventories are stated at the lower of cost or market. Inventory cost is determined using the last-in, first-out (“LIFO”) method for a portion of U.S. owned inventory (approximately 21% and 19% of total inventories at August 31, 2008 and 2007, respectively). The first-in, first-out or average cost method is used for all other inventories. If the LIFO method were not used, the inventory balance would be higher than the amount in the Consolidated Balance Sheet by approximately $7 million and $5 million at August 31, 2008 and 2007, respectively. The Company performs an analysis of the historical sales usage of the individual inventory items on hand and a reserve is recorded to adjust inventory cost to market value. The inventory valuation assumptions used are based on historical experience. The Company believes that such estimates are made with consistent and appropriate methods; however, actual results may differ from these estimates under different assumptions or conditions.

Goodwill and Long-Lived Assets:    The Company’s goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company performs impairment reviews for its reporting units using a fair-value method based on management’s judgments and assumptions. The fair value represents the amount at which a reporting unit could be bought or sold in a current transaction between willing parties on an arms-length basis. In estimating the fair value, the Company uses discounted cash flow. The estimated fair value is then compared with the carrying amount of the reporting unit, including goodwill. Independent appraisers are retained to perform additional fair value calculations in situations where the carrying value of the reporting unit exceeds our fair value calculations. The impairment testing performed by the Company at August 31, 2008 indicated that the estimated fair value of each reporting unit exceeded its corresponding carrying amount, and, as such, no impairment existed. Indefinite lived intangible assets are subject to annual impairment testing, as well. On an annual basis, the fair value of the indefinite lived assets are evaluated by the Company to determine if an impairment charge is required.

The Company reviews long-lived assets for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If such indicators are present, the Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value.

A considerable amount of management judgment and assumptions are required in performing the impairment tests, principally in determining the fair value of each reporting unit and the indefinite lived intangible assets. While the Company believes its judgments and assumptions were reasonable, different assumptions could change the estimated fair values and, therefore, impairment charges could be required.

Employee Benefit Plans:    The Company provides a variety of benefits to its employees, including in some cases, pensions and postretirement health care. Plan assets and obligations are recorded based on the Company’s measurement date utilizing various actuarial assumptions such as discount rates, assumed rates of return, and health care cost trend rates as of that date. The discount rate used by the Company is based on the interest rate of non-callable high-quality corporate bonds, with appropriate consideration of local market factors for foreign benefit plans and the Company’s benefit plans’ participants’ demographics and benefit payment terms. At August 31, 2008 and 2007, the Company’s weighted-average discount rate on domestic benefit plans was 6.50% and 6.25%, respectively. A change in the discount rate by 25 basis points would impact the Company’s domestic benefit plan expense in fiscal 2009 by less than $0.1 million. At August 31, 2008 and 2007, the Company’s weighted-average discount rate on foreign benefit plans was 5.59% and 5.21%, respectively. In estimating the expected return on plan assets, the Company considers the historical returns on plan assets, adjusted for forward-looking considerations; inflation assumptions and the impact of the management of the plans’ invested assets. Domestic benefit plan assets consist primarily of participating units in common stock, index funds, and bond funds. The Company assumed its expected return on domestic benefit plan assets to be 8.50% at both August 31, 2008 and 2007. A 25 basis point change in this assumption would impact fiscal 2009 domestic benefit plan expense by less than $0.1 million. Due to the low amount of foreign benefit plan assets, the expected return on plan assets does not materially impact the Company’s results of operations.

The Company reviews its actuarial assumptions on an annual basis and makes modifications based on current rates and trends when appropriate. As required by U.S. GAAP, the effects of the modifications are recorded currently or amortized over future periods. Based on information provided by its independent actuaries and other relevant sources, the Company believes that the assumptions used are reasonable; however, changes in these assumptions could impact the Company’s financial position, results of operations or cash flows. See Note 8, “Employee Benefit Plans” for further discussion.

Income Taxes:    The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income tax expense recognized by the Company also reflects its best estimates and assumptions regarding, among other things, the level of future taxable income and effect of the Company’s various tax planning strategies. Future tax authority rulings and changes in tax laws, changes in projected levels of taxable income, and future tax planning strategies could affect the actual effective tax rate and tax balances recorded by the Company.

Use of Estimates:    The Company has recorded reserves or allowances for customer returns and discounts, doubtful accounts, inventory, incurred but not reported medical claims, environmental issues, warranty claims, workers compensation claims, product and non-product litigation, and incentive compensation. These reserves require the use of estimates and judgment. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The Company believes that such estimates are made with consistent and appropriate methods. However, actual results may differ from these estimates under different assumptions or conditions.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for us beginning in fiscal 2009. We are currently assessing the potential impact of SFAS No. 157 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115”. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option permits a company to choose to measure eligible items at fair value at specified election dates. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings after adoption. SFAS No. 159 will be effective for us beginning in fiscal 2009. We do not anticipate any impact on our consolidated financial statements upon adoption of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141(R)”). The objective of SFAS No. 141(R) is to improve the information provided in financial reports about a business combination and its effects. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS No. 141(R) also requires the acquirer to recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will be effective for us beginning in fiscal 2010.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. The objective of SFAS No. 160 is to improve the financial information provided in consolidated financial statements. SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also changes the way the consolidated income statement is presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interest of the noncontrolling owners of a subsidiary are also required. SFAS No. 160 will be effective for us beginning in fiscal 2010.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting by requiring transparency about the nature, purpose, location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS No 133; and how derivative instruments and related hedged items affect its financial position, financial performance and cash flows. SFAS No. 161 will be effective for us beginning in fiscal 2009. The adoption of SFAS No. 161 is not expected to have a significant impact on our consolidated financial statements.